Exhibit 99.1

Contact: Scott Shipley Investor Relations Lennar Corporation (305) 485-2054

FOR IMMEDIATE RELEASE

LandSource to Emerge from Chapter 11 as Newhall Land Development;

Lennar Corp. to Own Part of Debt-Free Land Company

MIAMI, July 20, 2009 – Lennar Corporation (NYSE: LEN and LEN.B) announced today that the U.S. Bankruptcy Court in Wilmington, Delaware has confirmed the plan of reorganization for LandSource Communities Development LLC. LandSource will emerge from bankruptcy as a reorganized company called Newhall Land Development, LLC. Today’s confirmation clears the way for the reorganized company to emerge from Chapter 11 with more than $90 million in cash and free of debt.

As part of the plan, Lennar will invest approximately $140 million in exchange for a 15 percent equity stake in the reorganized Newhall, the settlement and the release of all claims that might have been asserted against Lennar, and ownership of the equity in several projects that were formerly owned by LandSource.

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, cash flows, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2008. We do not undertake any obligation to update forward-looking statements, except as required by Federal securities laws.

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